Exhibit 10.1

February 5, 2004

William R. Shanahan, Jr., M.D., J.D.

15 Ellicott Way

Sugar Land TX 77479

281-565-2647

Re: Amended Offer

Dear William:

I am pleased to offer you the full-time, exempt position of Chief Medical Officer, reporting to Jack Lief, President and CEO.

You will receive a semi-monthly salary of $12,500.00 which annualized is $300,000. In addition, subject to approval by the Compensation Committee of the Board of Directors, you will be granted 60,000 stock options that entitle you to purchase Arena stock at a price and on terms to be determined by such committee. The stock options will be subject to a four-year vesting schedule (25% every 12 months), contingent upon your remaining an Arena employee. You will also be eligible to participate in the employee benefit programs provided by Arena, which currently include medical, dental/vision reimbursement, life, short-term and long-term disability insurance programs, a 401(k) plan, and Employee Stock Purchase Plan (ESPP).

Arena will also pay up to $100,000 of your qualified moving expenses for relocation to the San Diego area. Qualified moving expenses include actual moving expenses from Sugar Land, Texas to San Diego and are summarized in the Internal Revenue Service Publication 521. If your qualified moving expenses are less than $100,000 the company will pay you any unused portion as a bonus, subject to regular payroll taxes. The entire sum will be repayable to Arena if you voluntarily choose to terminate your employment within 24 months of your hire date.

Arena will also pay an additional amount of $25,000 to be used for temporary housing and personal travel expenses. This amount will be taxable as regular wages and will be paid up to a maximum of $7,500 per month.

This offer is subject to:

•                  Verification of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You must complete section 1 only of the attached* I-9 form and provide the required documentation on your first day of employment. For assistance with work visa issues, please contact Christine Pizzo at extension 1654.

•                  Execution of the attached* Arena Employee Proprietary- Information and Inventions Agreement. In addition to other information, this agreement specifies your responsibilities regarding the improper use or disclosure of any proprietary information or trade secrets of Arena or any former or concurrent employer, individuals, or entities.

•                  Completion and confirmation of all other required employment and benefits forms, including the attached* Policy-Protection of Material/Prevention of Insider Trading, Lab Notebook Policy, and Arena Policy Regarding Regulatory Matters.

All other forms will be included in your new hire package and must be completed on or before your first day of employment.

Consistent with Arena policy, your employment will be terminable at will and is guaranteed for no specified period. This means that you may resign at any time and Arena may terminate your employment at any time without cause and without notice. Notwithstanding this, we agree to pay you six (6) months salary in the event you are terminated other than for cause during the first two years of your employment with us. “Cause” means (i) your willful and continued failure to substantially perform your duties with Arena (other than any such failure resulting from incapacity due to physical or mental illness), (ii) your willful engaging in gross misconduct which is materially and demonstrably injurious to Arena or (ii) your conviction of, or plea of guilty or nolo contendere to, a felony.

This employment status may not be changed except by written agreement signed by both you and the Chief Executive Officer of Arena Pharmaceuticals. By signing this offer letter, you acknowledge that no representative of Arena has made any statement to the contrary in discussing prospective employment with you.

You represent that your employment with Arena will not conflict with or violate any agreement or understanding with a former employer or other person or entity.

If you accept this offer, please sign both copies of this letter signifying your agreement, and return one copy on or before February 20, 2004, as well as the attached legal documents. Please contact me if you have any questions or concerns.

William, we look forward to having you as a member of the Arena team and hope our future association will be rewarding for you as well as the company.

Sincerely,

/s/ Jack Lief

Jack Lief
President and CEO

Acceptance:

I accept the offer as stated in this letter and I agree to the terms of employment described, including that my employment relationship is terminable at will by either me or the company, with or without cause or notice.

/s/ William R. Shanahan, Jr.

Name	Date

Offer Expiration Date: February 20, 2004

Proposed Start Date: March 29, 2004

*These forms will not be attached to faxed or emailed copies of the offer letter.